                                 SECOND RESTATED
                          ARTICLES OF INCORPORATION OF
                              BMC INDUSTRIES, INC.

                                    ARTICLE I

     The name of this Corporation is BMC Industries, Inc.

                                   ARTICLE II

     The purposes of this Corporation are general business purposes.

                                   ARTICLE III

     This Corporation shall have perpetual duration.

                                   ARTICLE IV

     The address of the registered office of this Corporation is Two Appletree Square, Minneapolis, Minnesota 55425.

                                    ARTICLE V

     The aggregate number of shares that this Corporation has authority to issue is twenty-five million (25,000,000) shares which shall consist of five hundred thousand (500,000) undesignated shares and twenty-four million five hundred thousand (24,500,000) shares of voting common stock. Only the authorization of the Board of Directors is necessary for this Corporation to issue shares and other securities and rights to purchase shares and other securities. All 24,500,000 shares of voting common stock shall have equal rights and preferences. The Board of Directors is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the rights and preferences of such class and series. All stockholders are denied preemptive rights, unless the Board of Directors shall grant preemptive rights to the holders of some or all of the undesignated shares with respect to some or all of the undesignated shares.
This Corporation may issue shares of voting common stock to the holders of shares of any class or series of the undesignated shares and it may issue shares of any class or series of the undesignated shares to the holders of shares of voting common stock.

     The vote required for any amendment to, or repeal of, all or any portion of this Article V shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares; provided, however, that if the then current pre-existing Board of Directors of this Corporation shall by resolution adopted at a meeting of the Board of Directors duly approved the amendment or repeal proposal and have determined to recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

                                   ARTICLE VI

     The number of directors of this Corporation shall be not less than three
(3) nor more than seventeen (17), as determined from time to time by the Board of Directors. The directors shall be classified with respect to their terms of office by dividing them into two classes, with each class being as nearly equal in number as possible. The terms of office of the directors initially classified as Class A shall expire at the 1991 annual meeting of shareholders; and the terms of those classified as Class B shall expire at the end of the 1992 annual meeting of shareholders. At each annual meeting of shareholders after such initial classification, directors of the class whose term is expiring will be elected to hold office until the second succeeding annual meeting. Except as provided below, directors shall hold office until the expiration of the terms for which they were elected or until their successors are elected and qualified. The stockholders or Board of Directors may remove a director from office at any time for cause. The Board of Directors may remove a director from office, with or without cause, if the director was named by the Board to fill a vacancy. The Board of Directors may remove a director at any time, with or without cause, if the director is or at any time has been an officer of the corporation; provided, that the vote required for any such removal shall be the affirmative vote of at least seventy-five percent of the remaining directors. Upon election or appointment to the Board of Directors, each director shall offer his or her resignation from the Board of Directors, to be effective at such time as he or she may change his or her principal occupation or employment. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the expiration of the term of the class for which appointed or until a successor shall be elected or qualified.

     The vote required for any amendment to, or repeal of, all or any portion of this Article VI shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares; provided, however, that if the then current or a pre-existing Board of Directors of this Corporation shall by resolution adopted at a meeting of the Board of Directors have approved the amendment or repeal proposal and have determined to recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

                                   ARTICLE VII

     The name and address of each of the directors of this Corporation at the time of adoption of these Second Restated Articles of Incorporation are:

               Name                            Address
               ----                            -------

          Lyle D. Altman                7600 Boone Avenue North
                                        Brooklyn Park, MN  55428

          Paul B. Burke                 Two Appletree Square
                                        Suite 400
                                        Minneapolis, MN  55425

          Joe E. Davis                  3436 Caribeth Drive
                                        Encino, CA  91436

          H. D. Elverum                 6101 Waterford Court
                                        Edina, MN  55436

          Norman C. Mears               1830 Eagle Ridge
                                        Apt. 1002
                                        St. Paul, MN  55118

          Burton N. Noah                1500 North Lakeshore Drive
                                        #11C
                                        Chicago, IL  60610

          S. Walter Richey              444 Pine Street
                                        St. Paul, MN  55101


                                  ARTICLE VIII

     In addition to the requirements of applicable state law, and other provisions of these Articles:

     (a) The affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of voting common stock not Beneficially Owned by Controlling Persons shall be required for the approval of a Business Combination Unless:

          (1) the Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all shares of voting common stock of this Corporation owned by stockholders who do not vote in favor of the Business Combination and the cash or fair value of other readily marketable consideration to be received by such stockholders for such shares shall at least be equal to the Minimum Price Per Share, and a proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the stockholders of this Corporation for the purpose of soliciting stockholder approval of the Business Combination; or

          (2) the then current Board of Directors of this corporation shall by resolution adopted at a meeting of the Board of Directors by the affirmative vote of at least two-thirds of the directors then in office have approved the Business Combination as being in the best interests of this Corporation.

     (b) Solely for the purposes of this Article, the following definitions shall apply:

          (1) "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

          (2) "ASSOCIATE" shall mean: (i) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities; (ii) any trust or other estate in which a Person serves as trustee or in a similar fiduciary capacity; or (iii) the immediate family of a Person, including without limitation, a spouse, parents, children (even if of legal age and living independently), siblings, fathers and mothers-in-laws, sons and daughters-in law, and brothers and sisters-in-law.

          (3) "BENEFICIAL OWNERSHIP" shall include without limitation: (i) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate; (ii) all shares which such Person, Affiliate or Associate has the right to acquire
     (a) through the exercise of any option warrant or right (whether or not currently exercisable), (b) through the conversion of a security, (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement, or (d) pursuant to the automatic termination or a trust, discretionary account or similar arrangement; and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and furtherance of a bona fide lending arrangement with this Corporation and/or one or more Subsidiaries) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

          (4) "BUSINESS COMBINATION" shall mean: (i) any merger of this Corporation with or into a Controlling Person or Affiliate or a Controlling Person or Associate of such Controlling Person or Affiliate; (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of this Corporation, including without limitation any voting securities of a

     Subsidiary, or of a Subsidiary, to or with a controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate; (iii) any merger into this Corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate; (iv) any sale, lease, exchange, transfer or other disposition to this Corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any dispositions of assets which, if included with all other dispositions consummated during the same fiscal year of this Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of this Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), provided, however, that in no event shall any disposition of assets be excepted from Stockholder approval by reason of the preceding exclusion if such disposition, when included with all other dispositions consummated during the same, and immediately preceding two fiscal years of this Corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in dispositions by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent (2%) of the total consolidated assets of this Corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition);
     (v) any reclassification of voting common stock of this Corporation, or any recapitalization involving voting common stock of this Corporation, consummated within three years after a Controlling Person becomes a Controlling Person; and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, but, notwithstanding anything to the contrary herein, Business Combination shall not include dissolution of this Corporation, or any Section 621 Merger, or any transaction involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate which is to be consummated or become effective after such Controlling Person has been a Controlling Person for at least three years.

          (5) "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (6) "CONTROLLING PERSON" shall mean any Person who Beneficially Owns a number of voting shares of this Corporation, whether or not such number includes shares not then issued, which exceeds a number equal to fifteen percent (15%) of the voting power of the shares of this Corporation entitled to vote, but shall in no event at any time include any Person who, on December 31, 1982, Beneficially Owned a number of voting shares of this Corporation which on such date exceeded fifteen percent (15%) of the voting power of the shares of this Corporation on such date.

          (7) "MINIMUM PRICE PER SHARE" shall mean the higher of (i) the highest gross per share price paid or agreed to be paid to acquire any shares of voting common stock of this Corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within three years immediately prior to the record date set to determine the stockholders entitled to vote on the Business Combination in question, or, in the case of a Section 621 Merger, three years immediately prior to the effective date of such Section 621 Merger, or (ii) the highest per share asked public market price (in the event the shares are not listed on a national securities exchange) or the highest per share closing public market price (in the event the shares are listed on a national securities exchange) for such shares during such three year period. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends, reverse stock splits, and stock distributions.

          (8) "PERSON" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a business trust, an unincorporated organization and any other entity or group.

          (9) "SECTION 621 MERGER" shall mean any merger of this Corporation into another corporation pursuant to M.S.A Section 302A.621, as amended from time to time, or any successor or replacement statute (collectively "Section 621"), but only if Section 621 does not give voting rights to the stockholders of this Corporation with respect to the merger. If voting rights are required by Section 621, or in connection therewith, a merger under such section shall not be a Section 621 Merger for purposes of this
     Article VIII.

          (10) "SECURITIES EXCHANGE ACT OF 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

          (11) "SUBSIDIARY" shall mean any corporation twenty percent (20%) or more of whose outstanding securities representing the right to vote for the election of directors is Beneficially Owned by this Corporation and/or one or more Subsidiaries.

          (12) "SUBSTANTIAL PART" shall mean more than ten percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ended prior to the time the determination is being made.

     (c) A Controlling Person shall be subject to all fiduciary and other standards of conduct and obligations imposed by applicable state law and shall be considered not to have satisfied such standards of conduct and obligations unless such Controlling Person shall, in the event of a Section 621 Merger which occurs before the Controlling Person has been a Controlling Person for three years, pay or cause to be paid for each share of voting common stock of this Corporation, as to which share ownership is being sold, redeemed, canceled or otherwise terminated in a Section 621 Merger, cash or other readily marketable consideration having a fair value at least equal to the Minimum Price Per Share.

     The vote required for approval of any amendment to, or repeal of, any portion of this Article VIII shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of voting common stock not Beneficially Owned by Controlling Persons.

                                   ARTICLE IX

     Where stockholders approval is required by applicable state law for any of the following transactions, the vote required for such approval shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares:

     (a)  Any plan of merger;

     (b)  Any plan of exchange;

     (c) Any sale, lease, transfer or other disposition of all or substantially all of this Corporation's property and assets, including its goodwill, not in the usual and regular course of its business;

     (d)  Any dissolution of this Corporation;

     (e) Any amendment to, or repeal of, a bylaw or bylaws lawfully proposed by a stockholder or stockholders holding at least the required statutory voting power; or

     (f)  Any amendment to, or repeal of, all or any portion of this Article IX;

provided, however, that if the then current or preexisting Board of Directors of this Corporation shall by resolution adopted at a meeting of the Board of Directors have approved one of the enumerated matters (other than dissolution of this Corporation or an amendment of this Article IX to alter the two-thirds dissolution vote) and shall have determined to recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.

                                    ARTICLE X

     Each director, officer, employee and agent, past or present, of this Corporation, and each person who serves or may have served at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and their respective heirs, administrators and executors shall be indemnified by this Corporation in accordance with, and to the fullest extent provided by, applicable state law, as it may from time to time be amended.

                                   ARTICLE XI

     No director of the Corporation, including a person deemed to be a director under applicable law, shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except to the extent provided by applicable law for: (i) liability based on a breach of the duty of loyalty to the Corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper acquisition of the Corporation's shares under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or on violations of state securities laws under
Section 80A.23 of the Minnesota Statutes; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date that this Article XI becomes effective. If Chapter 302A of the Minnesota Business Corporation Act is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by any such amendment. Any repeal or modification of this Article by the Stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at or prior to the time of such repeal or modification.